Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert
Director, Investor and Corporate Communications
(386) 947-6465
INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL RESULTS
FOR THE SECOND QUARTER OF FISCAL 2009
~ Reiterates Full Year Financial Outlook ~
     DAYTONA BEACH, Fla. – July 7, 2009 – International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported results for its fiscal second quarter ended May 31, 2009.
     “From a core operations standpoint, considering the economic pressures on discretionary consumer and corporate spending, we are pleased with the results of the first six months of fiscal 2009 which are generally in line with our revised expectations,” stated ISC Chief Executive Officer Lesa France Kennedy. “While the economic environment is challenging for us, our fans and business partners alike, we remain in a strong financial position to weather this protracted downturn. Our balance sheet was further solidified with the recently announced definitive settlement entered into with the Internal Revenue Service that returned approximately $112 million to the Company. These funds will be used, in part, to pay down debt and make opportunistic open-market share repurchases.”
     Ms. France Kennedy continued, “While advance ticket sales continue to trail last year’s trends considerably, we remain encouraged by the strong ticket demand witnessed in the weeks and days leading up to our events. This was most recently demonstrated in sales for the Coke Zero 400 at Daytona, where robust sales in the last few weeks before the event pushed attendance above our expectations. In addition, we continue to closely analyze our business operations to lower costs where possible and maximize efficiencies. However, it is important to note that the fan experience remains our primary concern and our cost reduction efforts have not been to the detriment of the experience for our guests or business partners. We are cautiously optimistic for a gradual economic recovery beginning next year, and believe we have taken the necessary steps that will allow ISC to emerge a more efficient business positioned for long-term growth.”
Second Quarter Comparison
     Total revenues for the second quarter decreased to $152.4 million, compared to revenues of $174.9 million in the prior-year period. Operating income was $31.7 million during the period compared to $42.9 million in the second quarter of fiscal 2008. In addition to the macroeconomic challenges, quarter-over-quarter comparability was impacted by:
-more-

ISC REPORTS FISCAL 2009 SECOND QUARTER RESULTS	PAGE 2
•	An IndyCar® and Grand-Am Rolex Sports Car series weekend held at Homestead-Miami Speedway in the second quarter of 2008 which will be held in ISC’s fiscal fourth quarter 2009.

•	The 2009 second quarter results include interest income, net of tax, of approximately $8.9 million, or $0.18 per diluted share after tax, for interest earned on the deposited funds which were ultimately returned to the Company as a result of the definitive settlement agreement entered into with the Internal Revenue Service in connection with the previously disclosed federal income tax examination for its 1999 through 2005 fiscal years.

•	The second quarter of 2008 included an impairment charge of $1.2 million, or $0.01 per diluted share after tax, related to charges for the fill removal process on the Company’s Staten Island property and, to a lesser extent, the net book value of certain assets retired from service.

•	The second quarter of 2009 recognized a $57.3 million, or $1.17 per diluted share after tax, charge for equity in net loss from equity investments related to Motorsports Authentics, LLC (“MA”), the Company’s motorsports-related merchandise 50/50 joint venture with Speedway Motorsports Inc. Included is an approximately $55.6 million, or $1.14 per diluted share after tax, non-cash charge to reflect an impairment recognized by ISC on its equity investment in MA. The 2008 second quarter included equity income of $3.0 million, or $0.04 per diluted share after tax.
     Net loss for the second quarter was $31.7 million, or $0.65 per diluted share, compared to net income of $26.0 million, or $0.52 per diluted share, in the prior year. Excluding discontinued operations, the aforementioned interest income from the IRS settlement; impairment charges; operating results from the Company’s equity investment including the related impairment taken by ISC; and, accelerated depreciation of $0.5 million, or $0.01 per diluted share after tax, for certain office and related buildings in Daytona Beach associated with the Company’s previously announced Daytona Live! project (the 2008 second quarter also included similar accelerated depreciation charges), non-GAAP (defined below) net income for the second quarter of 2009 was $17.0 million, or $0.35 per diluted share. Non-GAAP net income for the second quarter of 2008 was $25.2 million, or $0.50 per diluted share.
Year-to-Date Comparison
     For the six months ended May 31, 2009, total revenues were $318.5 million, compared to $368.8 million in 2008. Operating income for the six-month period was $81.7 million compared to $109.8 million in the prior year.
     Year-over-year comparability was impacted by:
•	Exceptionally strong consumer and corporate demand for the 50th running of the DAYTONA 500 and surrounding events in the first quarter of 2008. The historic race provided unique opportunities to drive revenue above the otherwise strong appeal of one of sport’s most marquee events.

ISC REPORTS FISCAL 2009 SECOND QUARTER RESULTS	PAGE 3
•	2008 impairment charges of $1.9 million, or $0.02 per diluted share after tax, associated with the previously discussed fill removal costs on Staten Island and net book value of certain assets retired from service.

•	A 2008 first quarter non-cash charge of $3.8 million, or $0.07 per diluted share after tax, to correct the carrying value of certain other assets as of November 30, 2007.

•	The previously mentioned interest earned on the deposited funds returned to the Company as a result of the definitive settlement agreement it entered into with the Internal Revenue Service, and the IndyCar and Grand-Am Rolex Sports Car series weekend moving to the Company’s fiscal 2009 fourth quarter.

•	The six months ended May 31, 2009, included a $58.9 million, or $1.21 per diluted share after tax, charge for equity in net loss from equity investments related to MA, which includes the previously discussed impairment on MA. The same period in 2008, included equity income of $4.8 million, or $0.06 per diluted share after tax.
     Net loss for the six months ended May 31, 2009, was $6.6 million, or $0.13 per diluted share, compared to $62.2 million, or $1.23 per diluted share in 2008. Excluding discontinued operations, the aforementioned interest income from the IRS settlement; impairment charges; operating results from the Company’s equity investment including the related impairment taken by ISC; and, accelerated depreciation of $1.0 million, or $0.01 per diluted share after tax, for certain office and related buildings in Daytona Beach associated with the Company’s previously announced Daytona Live! project (the six months ended May 31, 2008 also included similar accelerated depreciation charges), non-GAAP (defined below) net income for the six months ended May 31, 2009, was $44.2 million, or $0.91 per diluted share. This is compared to non-GAAP net income for the first six months of 2008 of $64.9 million, or $1.29 per diluted share.
GAAP to Non-GAAP Reconciliation
     The following financial information is presented below using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
     The 2008 adjustments relate to: a benefit for equity in net income from equity investment; accelerated depreciation for certain office and related buildings in Daytona Beach; the impairment of long-lived assets associated with the fill removal process on the Staten Island property and the net book value of certain assets retired from service; and, a non-cash charge to correct the carrying value of certain other assets.

ISC REPORTS FISCAL 2009 SECOND QUARTER RESULTS	PAGE 4
     The adjustments for 2009 relate to: a charge for equity in net loss from equity investment; accelerated depreciation for certain office and related buildings in Daytona Beach; interest earned on the deposited funds returned to the Company as a result of the definitive settlement agreement it entered into with the Internal Revenue Service; and, the impairment of long-lived assets associated with the net book value of certain assets retired from service.
     The Company believes such non-GAAP information is useful and meaningful to investors, and is used by investors and ISC to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

	(In Thousands, Except Per Share Amounts)
	(Unaudited)
	Three Months Ended		Six Months Ended
	May 31, 2008	May 31, 2009	May 31, 2008	May 31, 2009

Net (loss) income	$25,972	$(31,740)	$62,183	$(6,594)
Loss from discontinued operations, net of tax	36	45	67	87

Income from continuing operations	26,008	(31,695)	62,250	(6,507)

Equity in net (income) loss from equity investments, net of tax	(1,817)	57,274	(2,919)	58,913

Consolidated income from continuing operations excluding equity in net (income) loss from equity investments	24,191	25,579	59,331	52,406

Adjustments, net of tax:
Interest income from IRS Settlement	—	(8,923)	—	(8,923)
Additional depreciation	320	319	640	638
Impairment of long-lived assets	706	9	1,154	52
Correction of certain other assets’ carrying value	—	—	3,758	—

Non-GAAP net income	$25,217	$16,984	$64,883	$44,173

Per share data:
Diluted earnings (loss) per share	$0.52	$(0.65)	$1.23	$(0.13)
Loss from discontinued operations, net of tax	—	—	—	—

Income from continuing operations	0.52	(0.65)	1.23	(0.13)

Equity in net (income) loss from equity investments	(0.04)	1.17	(0.05)	1.21

Consolidated income from continuing operations excluding equity in net (income) loss from equity investments	0.48	0.52	1.18	1.08
Adjustments, net of tax:
Interest income from IRS Settlement	—	(0.18)	—	(0.18)
Additional depreciation	0.01	0.01	0.02	0.01
Impairment of long-lived assets	0.01	0.00	0.02	0.00
Correction of certain other assets’ carrying value	—	—	0.07	—

Non-GAAP diluted earnings per share	$0.50	$0.35	$1.29	$0.91

Recent Events
     During the Company’s fiscal second quarter, it hosted a weekend of NASCAR Sprint Cup and Camping World Truck series events at Martinsville Speedway. ISC also hosted Sprint Cup and Nationwide series weekends at Phoenix International Raceway, Talladega Superspeedway, Richmond International Raceway and Darlington Raceway. Kansas Speedway hosted a weekend of NASCAR Camping World Truck and IndyCar series events.

ISC REPORTS FISCAL 2009 SECOND QUARTER RESULTS	PAGE 5
     Subsequent to the fiscal second quarter, the Company hosted a Grand-Am Rolex Sports Car Series race at Watkins Glen International; a weekend of NASCAR Sprint Cup and Camping World Truck series events at Michigan International Speedway; an IndyCar weekend at Richmond; and, a NASCAR Sprint Cup, Nationwide and Grand-Am Rolex Sports Car series weekend at Daytona International Speedway.
     For the remainder of the third quarter, ISC will host Sprint Cup and Nationwide series weekends at Chicagoland Speedway, Watkins Glen, and Michigan. The Watkins Glen weekend will also include a Grand-Am Rolex Sports Car Series event. Chicagoland will host a weekend of NASCAR Camping World Truck and IndyCar series events in late August. Lastly, through our wholly owned subsidiary, Stock-Car Montreal, the Company will host the third annual NASCAR Nationwide, Grand-Am Rolex Sports Car and NASCAR Canadian Tire series weekend at Circuit Gilles Villeneuve in Montreal, Quebec.
     From a marketing partnership perspective, the Company has agreements in place for 94 percent of its revised gross marketing partnership revenue target for fiscal 2009. ISC recently announced event entitlement partners for its NASCAR Nationwide races at Phoenix and Michigan. As a result, ISC has only one Sprint Cup and one Nationwide title sponsorship open at Michigan and Richmond, respectively. The Company expects to announce these agreements in the coming weeks.
     “Motorsports and NASCAR racing in particular, remains a viable and proven marketing channel for corporate sponsors looking to build their brands and sell products,” stated Ms. France Kennedy. “However, we have recently seen the bankruptcies of both Chrysler and GM, two very high-profile partners in our sport. While this is unfortunate, we are hopeful they will emerge as healthier businesses. From a financial perspective, since less than 10 percent of our gross marketing partner revenue comes from all auto manufacturers, the financial impact of these bankruptcies to ISC is minimal.
     “Looking ahead, while future partnerships with the manufacturers will likely be below historical monetary levels, we do not envision either GM or Chrysler will abandon the sport entirely. In addition, we have seen several new partners enter the sport and other existing partners expand their positions, which further demonstrate that our product continues to deliver a tangible return on investment.”
     Ms. France Kennedy continued, “One area that has the potential to open up our sport to new non-traditional corporate partners is through NASCAR’s Green Clean Air initiative. In addition to being a good corporate citizen by taking active steps to improve the environment, we believe ISC’s ‘Green’ efforts will provide a good marketing platform for companies that want to promote their environmentally friendly products and services. The official renewable energy provider at Daytona and Homestead-Miami, NextEra Energy Resources, the nation’s largest provider of wind and solar energy, is a good example of a company that is in this niche. We also see this as a logical way for the auto manufacturers to showcase their next generation of fuel-efficient and hybrid vehicles to the most brand loyal fans in all of sports.”

ISC REPORTS FISCAL 2009 SECOND QUARTER RESULTS	PAGE 6
Motorsports Authentics
     ISC remains committed to the long-term success of MA, but as with any business in this adverse economic environment, management must find the optimal business model for long-term viability. MA’s leadership, with support of the joint venture’s ownership, is undertaking certain initiatives to make MA a more efficiently operated and profitable company. MA excels in the distribution of merchandise trackside at racing events and in the design and distribution of die-cast vehicles. Both are areas of business in which MA is expected to maintain and grow its leadership position for the foreseeable future.
     MA’s other current channels of distribution include licensed apparel and memorabilia to mass retailers. In recent months, various approaches have been considered to optimize MA’s performance in these distribution channels for its future growth, as well as the benefit of its licensees and the industry as a whole. However, after further analysis, it has become apparent that there is significant risk in future business initiatives in mass apparel, memorabilia and other yet-to-be-developed products that had been previously deemed achievable and included in projections that supported the carrying value of inventory, goodwill and other intangible assets on MA’s balance sheet.
     This analysis, combined with a less-robust long-term macroeconomic outlook than previously expected, triggered MA’s review of certain assets under SFAS 142 and SFAS 144. MA is currently performing an evaluation of impairment on its goodwill, intangible and other long-lived assets, which it expects to be completed by September.
     ISC has evaluated the carrying value of its equity investment in MA at May 31, 2009, in accordance with APB 18, “The Equity Method of Accounting for Investments in Common Stock.” As a result of this evaluation, the Company recognized an impairment charge of $55.6 million or $1.14 per diluted share after tax, which is included in ISC’s equity investment losses for the fiscal quarter ended May 31, 2009.
     Ms. France Kennedy added, “The protracted economic downturn has unfortunately exacerbated the financial condition of Motorsports Authentics. While we are disappointed in the joint-venture’s performance to date in 2009, we believe that streamlining the operations of MA by focusing on its core competencies will enable it to reduce operating costs and inventory risk, thereby resulting in a leaner and more profitable operation in the future. These are its core competencies that we believe can grow over time.”
External Growth and Other Initiatives
     Last month, the proposal of ISC’s joint venture with The Cordish Company (“Cordish”) for the development of a Hard Rock Casino and that of the other casino project proposed for Wyandotte County were endorsed by the Unified Government and sent to the Kansas Lottery Commission for further consideration. The Kansas Lottery Commission is in the process of negotiating management agreements with the respective parties. The Kansas Lottery Commission is also reviewing our proposal and that of the other casino project proposed for Wyandotte County and it will recommend one or both to the Kansas Lottery Gaming Facility Review Board by August 28, for review and background checks by the Kansas Racing and Gaming Commission. The Kansas

ISC REPORTS FISCAL 2009 SECOND QUARTER RESULTS	PAGE 7
Lottery Gaming Facility Review Board is expected to take 60 days after receipt of the Kansas Lottery Commission recommendation to award the management agreement and development rights for Wyandotte County. The entire process is expected to be completed by late 2009.
     The initial phase of the project, the casino and certain dining and entertainment options on property adjacent to the Kansas Speedway, will comprise approximately 190,000 square feet, and include a 100,000 square foot casino gaming floor with approximately 2,300 slot machines and 86 table games, a high-energy center bar, and dining and entertainment options. This phase is projected to cost approximately $390 million, of which $100 million pertains to land and approximately $42 million is leased gaming equipment. The full budget of all potential phases is projected to be over $700 million, and would be financed by the joint venture. The full proposal contemplates the development, depending upon market conditions and demand, of a hotel, convention facility, and a retail and entertainment district.
     Daytona Live!, a mixed-use entertainment destination development that the Company is also pursuing in a 50/50 joint venture with Cordish, is expected to have the ISC and NASCAR headquarters building completed and open in the fourth quarter of 2009. The retail, dining and entertainment portions of this development are experiencing strong interest from a variety of notable national and regional tenants, despite challenges in the economy and the related pullback in retail expansion nationwide. That portion of the project is planned to proceed once sufficient leasing levels have been achieved. It is important to note that the Company is not under a mandatory timetable to get this project completed.
     On Staten Island, ISC continues to have discussions with interested buyers for its 676 acre parcel, and remains hopeful that a transaction will occur during this fiscal year.
Capital Spending
     The Company continues to estimate between $50 million and $55 million in capital expenditures at its existing facilities for fiscal 2009. Excluded from this estimate is approximately $45 million in spending for ISC’s headquarters building as part of Daytona Live!, of which approximately $41 million is funded by the construction loan secured in July 2008. Also excluded is $2 million to $3 million of capitalized costs, including property taxes, for Staten Island. ISC also anticipates other capital spending outside of its existing facilities.
Share Repurchase Program
     ISC suspended purchases under the collective $250 million Stock Purchase Plans in September 2008 as a result of its desire to build cash balances due to the challenges facing the credit markets. As a result of its definitive settlement with the Internal Revenue Service in May 2009, the Company reactivated its open market share repurchase programs which allows purchases under certain parameters, including price, corporate and regulatory requirements, capital availability and other market conditions. Currently, there is approximately $42 million in remaining repurchase authority under the Stock Purchase Plans.

ISC REPORTS FISCAL 2009 SECOND QUARTER RESULTS	PAGE 8
Outlook
     While the Company expects consumer and corporate spending trends to continue to be impacted by challenging economic conditions throughout the year, ISC reiterates its 2009 total revenue guidance range of $700 million to $720 million. In addition, the Company is maintaining its fiscal 2009 non-GAAP earnings guidance range of $1.80 to $2.00 per diluted share. Given the uncertain economic environment, ISC remains more comfortable at the lower end of the earnings range. The non-GAAP earnings per share estimates exclude additional depreciation associated with the Daytona Live! project; impairment of long-lived assets associated with the net book value of assets retired from service; interest earned on the deposited funds returned to the Company as a result of the definitive settlement agreement it entered into with the Internal Revenue Service; and, the operating results from ISC’s equity investment in MA.
     In closing, Ms. France Kennedy added, “We continue to manage our business with a long-term view and with prudent financial discipline, which has served us well during this economic downturn. In addition, the sport of NASCAR remains healthy and continues to provide fans with an outstanding on-track product, while solidly remaining the number two sport on television. We remain bullish on the motorsports industry in the long term, and our management team remains focused driving future revenue by providing superior, innovative and thrilling experiences for our guests and partners.”
Conference Call Details
     The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 16479135. A live Webcast will also be available at that time on the Company’s Web site, www.iscmotorsports.com, under the “Investor Relations” section.
     A replay will be available two hours after the end of the call through midnight Tuesday, July 14, 2009. To access, dial toll free (800) 642-1687 and enter the code 16479135, or visit the “Investor Relations” section of the Company’s Web site.
     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its wholly owned subsidiary, Stock-Car Montreal.

ISC REPORTS FISCAL 2009 SECOND QUARTER RESULTS	PAGE 9
     The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network; the DAYTONA 500 ExperienceSM, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida, and official attraction of NASCAR®; and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in Motorsports Authentics®, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company’s Web site at www.iscmotorsports.com.
     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
(Tables Follow)

ISC REPORTS FISCAL 2009 SECOND QUARTER RESULTS	PAGE 10
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Six Months Ended
	May 31, 2008	May 31, 2009	May 31, 2008	May 31, 2009
		(Unaudited)
REVENUES:
Admissions, net	$53,432	$43,680	$109,545	$91,516
Motorsports related	101,240	92,908	214,085	195,442
Food, beverage and merchandise	17,738	13,392	40,428	26,801
Other	2,527	2,398	4,738	4,738

	174,937	152,378	368,796	318,497

EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	34,728	35,390	67,781	69,532
Motorsports related	38,688	31,953	74,024	61,062
Food, beverage and merchandise	11,747	9,249	24,531	18,726
General and administrative	28,269	25,569	55,980	50,504
Depreciation and amortization	17,436	18,489	34,753	36,880
Impairment of long-lived assets	1,150	15	1,881	85

	132,018	120,665	258,950	236,789

Operating income	42,919	31,713	109,846	81,708
Interest income and other	384	230	(2,676)	694
Interest expense	(3,294)	(5,509)	(6,887)	(11,779)
Equity in net income (loss) from equity investments	2,960	(57,274)	4,754	(58,913)
Minority interest	—	163	—	334

Income (loss) from continuing operations before income taxes	42,969	(30,677)	105,037	12,044
Income taxes	16,961	1,018	42,787	18,551

Income (loss) from continuing operations	26,008	(31,695)	62,250	(6,507)
Loss from discontinued operations	(36)	(45)	(67)	(87)

Net income (loss)	$25,972	$(31,740)	$62,183	$(6,594)

Basic earnings per share:
Income (loss) from continuing operations	$0.52	$(0.65)	$1.23	$(0.13)
Loss from discontinued operations	—	—	—	—

Net income (loss)	$0.52	$(0.65)	$1.23	$(0.13)

Diluted earnings per share:
Income (loss) from continuing operations	$0.52	$(0.65)	$1.23	$(0.13)
Loss from discontinued operations	—	—	—	—

Net income (loss)	$0.52	$(0.65)	$1.23	$(0.13)

Dividends per share	$0.12	$0.14	$0.12	$0.14

Basic weighted average shares outstanding	49,836,724	48,565,438	50,379,656	48,557,010

Diluted weighted average shares outstanding	49,927,320	48,565,438	50,479,717	48,557,010

ISC REPORTS FISCAL 2009 SECOND QUARTER RESULTS	PAGE 11
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2008	May 31, 2009
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$218,920	$146,336
Short-term investments	200	200
Restricted cash	2,405	802
Receivables, less allowance of $1,200 in 2008 and 2009	47,558	66,897
Receivable from Internal Revenue Service	—	111,984
Inventories	3,763	4,080
Deferred income taxes	1,838	2,191
Prepaid expenses and other current assets	7,194	20,138

Total Current Assets	281,878	352,628

Property and Equipment, net	1,331,231	1,334,777
Other Assets:
Long-term restricted cash and investments	40,187	26,859
Equity investments	77,613	18,825
Intangible assets, net	178,841	178,790
Goodwill	118,791	118,791
Deposits with Internal Revenue Service	117,936	—
Other	34,342	21,202

	567,710	364,467

Total Assets	$2,180,819	$2,051,872

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$153,002	$3,060
Accounts payable	26,393	21,026
Deferred income	103,549	151,925
Income taxes payable	8,659	3,735
Other current liabilities	18,035	22,113

Total Current Liabilities	309,638	201,859

Long-Term Debt	422,045	421,019
Deferred Income Taxes	104,172	237,089
Long-Term Tax Liabilities	161,834	22,543
Long-Term Deferred Income	13,646	13,327
Other Long-Term Liabilities	28,125	23,517
Commitments and Contingencies	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized; 27,397,924 and 27,848,593 issued and outstanding in 2008 and 2009, respectively	274	278
Class B Common Stock, $.01 par value, 40,000,000 shares authorized; 21,150,471 and 20,725,506 issued and outstanding in 2008 and 2009, respectively	211	207
Additional paid-in capital	497,277	497,496
Retained earnings	665,405	651,957
Accumulated other comprehensive loss	(21,808)	(17,420)

Total Shareholders’ Equity	1,141,359	1,132,518

Total Liabilities and Shareholders’ Equity	$2,180,819	$2,051,872

ISC REPORTS FISCAL 2009 SECOND QUARTER RESULTS	PAGE 12
Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended
	May 31, 2008	May 31, 2009
	(unaudited)
OPERATING ACTIVITIES
Net income	$62,183	$(6,594)
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	34,753	36,880
Minority interest	—	(334)
Stock-based compensation	1,616	1,187
Amortization of financing costs	259	270
Translation loss	—	(74)
Deferred income taxes	7,304	4,650
(Income) Loss from equity investments	(4,754)	58,913
Excess tax benefits relating to stock-based compensation	(7)	—
Impairment of long-lived assets, non-cash	460	85
Other, net	3,778	74
Changes in operating assets and liabilities:
Receivables, net	(25,504)	(19,380)
Inventories, prepaid expenses and other assets	(8,798)	(13,445)
Accounts payable and other liabilities	(7,598)	(5,836)
Deferred income	70,775	48,057
Income taxes	13,034	(10,533)

Net cash provided by operating activities	147,501	93,920

INVESTING ACTIVITIES
Capital expenditures	(69,844)	(41,382)
Proceeds from affiliate	—	12,500
Advance to affiliate	(1,296)	(432)
Decrease in restricted cash	—	14,931
Proceeds from short-term investments	41,500	—
Purchases of short-term investments	(2,450)	—
Purchases of equity investments	(81)	—
Other, net	75	(1,016)

Net cash used in investing activities	(32,096)	(15,399)

FINANCING ACTIVITIES
Proceeds under credit facility	20,000	—
Payments under credit facility	(20,000)	—
Payment of long-term debt	(1,235)	(150,859)
Excess tax benefits relating to stock-based compensation	7	—
Reacquisition of previously issued common stock	(90,397)	(246)

Net cash used in financing activities	(91,625)	(151,105)

Net increase (decrease) in cash and cash equivalents	23,780	(72,584)
Cash and cash equivalents at beginning of period	57,316	218,920

Cash and cash equivalents at end of period	$81,096	$146,336

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